Agreement to Finalize the AHB MIP

This Agreement is made by and among First Chester County Corporation and First National Bank of Chester County (collectively the “Bank”), James M. Deitch (“Deitch”) and Anna Ruth Smith (“Smith”).

Background: Negotiations by Bank to purchase AHB began in March 2008. AHB and the Bank believed significant increases in earnings could be realized after a merger with the Bank. However, AHB and Bank could not reasonably forecast AHB’s future performance, in part, due to the fact that AHB had not achieved consistent profitability since its inception, and in part, due to the uncertain state of the economy, generally, and the mortgage and real estate markets, in particular. The differing viewpoints between Bank and AHB as to post merger profitability resulted in extended negotiations on various terms of the transaction, including, among other things, the valuation of AHB and the need to retain the services of certain of AHB’s key executive officers in order to manage and grow AHB’s business.

Among the terms that were negotiated and agreed to in the Agreement and Plan of Merger dated as of September 18, 2008 (the “Merger Agreement”) were (i) the requirement that a management incentive plan (the “AHB MIP”) be adopted according to the framework set forth in Schedule 6.14 to the Merger Agreement, and (ii) employment agreements for each of Deitch and Anna Ruth Smith (each an “Employment Agreement”) that provided for compensation to be paid to them during the terms of their employment. Such compensation included salary, participation in the AHB MIP, and other benefits. The Bank and AHB were unable to finalize the AHB MIP prior to closing and agreed that the AHB MIP would be finalized after closing. The Employment Agreements for Deitch and Smith were finalized in all other respects prior to closing.

Subsequent to closing of the Merger, ongoing and repeated efforts were made to finalize the AHB MIP, however, the issues involved in finalizing the AHB MIP according to the framework set forth in the Merger Agreement became increasingly complex, and it became apparent that the costs and burdens of administering such a complex plan would not permit implementation without unreasonable effort and expense and so would not be in the best interests of the Bank.

Consequently, the Bank proposes to finalize the AHB MIP, and Deitch and Smith are willing to accept the terms of the AHB MIP as set forth in this Agreement.

NOW, THEREFORE, agreeing and intending to be legally bound, the parties hereto enter into this Agreement effective as of December 31, 2008. In consideration of the foregoing recitals of background, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.         Incorporation of Background Recitals and Definitions. The recitals of background to this Agreement are incorporated by reference herein. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

2.         Purpose. The purpose of this Agreement is to finalize the AHB MIP as contemplated by the parties to the Merger Agreement, and to amend the Employment Agreements with respect thereto.

3.	Effective Date. The effective date of the AHB MIP is December 31, 2008.

4.         Terms of AHB MIP. The AHB MIP shall consist of two components: (a) a lump sum payment (the “Additional Consideration Component”) and (b) an incentive component (the “Compensation Component”). The Additional Consideration Component shall be considered as additional consideration for shares of AHB surrendered pursuant to the Merger Agreement and shall be paid as soon as practicable following execution by each of the parties to this Agreement, but not later than May 18, 2009, in the amounts and to the persons set forth in Exhibit A to this Agreement. The Additional Consideration Component shall not be subject to forfeiture due to employment status or any other provision of the Employment Agreements. The Compensation Component shall be considered as compensation for services rendered to the Bank subsequent to the Merger and shall be determined and be payable in accordance with the provisions of the Bank’s Executive Incentive Plan as amended by the information set forth in Exhibits B, C, and D to this Agreement.

5.         Amendment of Employment Agreements. Notwithstanding any provision to the contrary, each of Deitch and Smith hereby consent to the amendment of Exhibit A to each of their respective Employment Agreements with respect to (i) the description of the Executive Incentive Plan referenced therein, which shall be amended and restated to read as follows: “As set forth in the Agreement made as of December 31, 2008 by and among the Bank, Deitch and Smith,” and (ii) effective as of May 4, 2009, the annual salary of Deitch will be $225,000 and the annual salary of Smith will be $215,000.

6.         Release and Covenant. For the good and valuable consideration set forth herein, and except for the undertakings in this Agreement, Deitch and Smith, for and on behalf of themselves and their heirs, executors, administrators, guardians, personal representatives, and attorneys, hereby: (i) release, acquit and discharge Bank and all of its predecessors, successors, officers, managers, members, directors, shareholders, principals, agents, employees, servants, affiliates, associates, subsidiaries, trustees, assigns, privies, executors, administrators, heirs, personal representatives, guardians, attorneys and insurers (the “Releasees”) from any and all claims, actions, causes of action, claims for relief, demands, rights, damages and costs, including but not limited to, any claims for damages, attorney’s fees and compensatory, punitive, or exemplary damages, profits, wages, bonuses or other compensation which they and any of their heirs, executors, successors, and assigns, individually or collectively, may have had or may now have, in law or in equity, whether or not now known to them, as of the date of their signing this Agreement arising out of, relating to or based upon, in whole or in part, the establishment of a management incentive plan based on the framework set forth in Schedule 6.14 to the aforementioned Merger Agreement; and (ii) covenant not to sue or otherwise bring any claims, causes of action against Bank or the Releasees arising out of, relating to or based upon, in whole or in part, the establishment of a management incentive plan based on the framework set forth in Schedule 6.14 to the aforementioned Merger Agreement, and, further, to indemnify and hold harmless Bank and the Releasees for all and any cost or expense incurred, including legal fees, in the event any such claims, causes of action or litigation is instituted by or on behalf of Deitch or Smith, as the case may be, in violation of this Section.

7.         Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective predecessors, successors, officers, managers, members, directors, shareholders, principals, agents, employees, servants, affiliates, associates, subsidiaries, trustees, assigns, privies, executors, administrators, heirs, personal representatives, guardians, attorneys and insurers, including any successor of by merger, consolidation or other reorganization. No party shall be permitted to assign any of its rights or obligations under this Agreement, and any attempt so do so shall be null and void.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 4th day of May, 2009, as of December 31, 2008.

FIRST CHESTER COUNTY CORPORATION

By:	/s/ Kevin C. Quinn
Name:	Kevin C. Quinn
Title:	President

FIRST NATIONAL BANK OF CHESTER COUNTY

By:	/s/ Kevin C. Quinn
Name:	Kevin C. Quinn
Title:	President

/s/ James M. Deitch

James M. Deitch

/s/ Anna Ruth Smith

Anna Ruth Smith

Exhibit A

Payment Recipient	Amount of Additional Consideration Component
James M. Deitch	$840,000.00
Anna Ruth Smith	$760,000.00

Exhibit B

Amendment to Exhibit A of the Executive Incentive Plan

Exhibit A – Participation

Plan Year 2009

Add new Category 4 – AHB Division Executive Officers

James M. Deitch
Anna Ruth Miller Smith

Exhibit C

Amendment to Exhibit B of the Executive Incentive Plan

[See Category 4 - AHB Positions of Exhibit B to the Executive Incentive Plan]

Exhibit D

Amendment to Exhibit C of the Executive Incentive Plan as Pertains to the AHB Executives

[See Category 4 Participants' Information in Exhibit C to the Executive Incentive Plan]

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